EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-88842 and 333-117191 of Ohio Legacy Corp on Forms S-8 related to the Ohio Legacy Corp Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan, of our report dated March 31, 2010 appearing in the Annual Report on Form 10-K of Ohio Legacy Corp for the year ended December 31, 2009.

Crowe Horwath LLP

Cleveland, Ohio
March 31, 2010